Exhibit 99.1

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OXIGENE RECEIVES FAST TRACK DESIGNATION FROM U.S. FDA FOR CA4P

SOUTH SAN FRANCISCO, Calif. – March 30, 2016 — OXiGENE, Inc. (Nasdaq:OXGN), a biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of cancer, today announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation to CA4P for the treatment of platinum-resistant ovarian cancer. Companies with Fast Track designation are able to benefit from more frequent meetings and communications with the FDA regarding development plans to support product registration, and may also be eligible for priority review of New Drug Applications, which shortens FDA’s standard review timeline.

“The FDA’s granting of Fast Track status to CA4P is a significant acknowledgement of the potential for CA4P to provide a new and better treatment option for women with platinum-resistant ovarian cancer,” stated William D. Schwieterman, M.D., President and Chief Executive Officer of OXiGENE. “I am pleased that we now have the opportunity to work closely with FDA to expedite our CA4P development program in ovarian cancer, as we seek to bring this promising product candidate to patients.”

OXiGENE’s Fast Track application included data showing that CA4P is a novel investigational agent that has been shown in a randomized controlled trial to provide improved response rates and improved progression-free survival to patients with recurrent ovarian cancer when used in combination with bevacizumab (combination anti-vascular therapy) compared to bevacizumab alone, outcomes which were especially prominent in a subgroup of patients with platinum-resistant ovarian cancer.

About OXiGENE

OXiGENE is a biopharmaceutical company seeking to realize the full potential of vascular targeted therapy in oncology. Vascular targeted therapy includes vascular disrupting agents, or VDAs, such as the investigational drugs that OXiGENE is developing, and anti-angiogenic agents, or AAs, a number of which are approved and widely used in oncology indications.

OXiGENE’s VDAs selectively obstruct a tumor’s blood supply without obstructing the blood supply to normal tissues, and treatment with our VDAs has been shown to lead to significant central tumor necrosis. The company believes that the treatment of cancer would be significantly improved if VDAs and AAs are used together, due to their complementary mechanisms of action. In combination, the VDA would occlude the blood vessels in the interior of a tumor while the AA would prevent the formation of new tumor blood vessels.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to pursue and continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.